UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 12, 2015

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Goddard, Suite 150, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (949) 753-0624

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, Lâle White was appointed to the Board of Directors (the “Board”) of CombiMatrix Corporation (the “Company”) to fill an existing vacancy.  No determination has yet been made as to whether Ms. White will be appointed to any committee of the Board.

Lâle White is the chief executive officer of XIFIN, Inc. (“XIFIN”), a financial cloud computing company, with over 25 years of experience in information systems development and medical billing.  She lectures extensively on these topics and has consulted for major laboratories and laboratory associations throughout the U.S. Ms. White worked with HCFA and the U.S. Office of the Inspector General to develop the first OIG Model Compliance Program. She is a member of the board of directors of bioTheranostics, part of the worldwide bioMerieux group, and is a longstanding member of the California Clinical Lab Association, where for the last eight years she has chaired the state and federal contractor committees that work with the Medicare Administrative Contractors and the Department of Health and Human Services.  Ms. White was previously vice president - finance of Laboratory Corporation of America, one of the largest clinical reference laboratories in the U.S., and its predecessor National Health Laboratories, where she led the software development of several accounts receivable, inventory, cost accounting and financial management systems for the laboratory industry.  Ms. White has a BA in finance and an MBA from Florida International University.

Pursuant to the Company’s 2006 Stock Incentive Plan, as amended, Ms. White received a non-discretionary initial grant of options to purchase 2,000 shares of the Company’s common stock upon joining the Board.  On the first business day of each calendar year, each non-employee Board member then in office is automatically granted additional options to purchase 2,000 shares of the Company’s common stock, provided such individual has served as a non-employee Board member for at least six months.  All such grants are granted at an exercise price equal to the closing market price of the Company’s common stock on the date of grant.  The options vest in four equal annual installments over a 48-month period measured from the grant date.  Pursuant to the Company’s 2006 Stock Incentive Plan, as amended, Ms. White also received a discretionary restricted stock unit award of 12,528 shares of the Company’s common stock which will vest in four equal annual installments beginning March 12, 2016.

Pursuant to the Company’s director cash compensation policy, Ms. White will receive $1,500 per month for her service as a member of the Board, as well as $1,000 for each meeting of the Board attended in person, $1,000 for each meeting attended by telephone that was longer than one hour in length, and $500 for each meeting attended by telephone if the meeting was one hour or less in length.  Ms. White will also be reimbursed for expenses incurred in connection with attendance at meetings of the Board and committees of the Board and in connection with her performance of Board duties.  The Company and Ms. White also entered into the Company’s standard director indemnification agreement.

CombiMatrix utilizes XIFIN’s cloud-based billing and revenue cycle management tools, which resulted in approximately $136,000 of payments made by CombiMatrix to XIFIN during 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION
(Registrant)

Dated: March 18, 2015	/s/ SCOTT R. BURELL
Scott R. Burell
Chief Financial Officer